URANIUM 308 CORP.

2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102 USA.

Symbol: URCO - OTCBB

NEWS RELEASE

RADIOMETRIC SURVEY OF SIX DRILL HOLES COMPLETED;
DRILL CORE SAMPLES HAVE BEEN SENT TO SGS GROUP

January 09, 2008

Las Vegas, Nevada U.S.A. - Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce the completion of the radiometric surveys of six drill holes on its Janchivlan project, located 70km southeast of the Mongolian capital, Ulaanbaatar.

The drilling program in Janchivlan property was completed on December 14, 2007, with down-hole radiometric surveys conducted immediately thereafter. Radiometric survey readings are up to 8950 cps (counts per second). Of 1,934 total points measured, 331 survey points in these six holes give values of more than 250 cps. The background measurements are calculated to be 100 cps. Values are measured at each survey depth and recorded in cps.

As a back up to the down hole radiometric survey, coreshed geological and radiometric surveys were completed by December 22. Low temperature chloritic and sericitic alteration is widely recorded from all of the six holes, both as disseminated and vein-like mineral infilled in the fractures. The high radiometric anomaly is closely associated with vein like hematite and hematite replacement of phenocryst, which is interpreted as residue of primary metallic sulphides. The hematite alteration and replacement is known to be a pathfinder to uranium mineralization.

As a backup to the radiometric surveys (down-hole probe and coreshed handheld instrument), cutting and sampling of drill core for laboratory analyses were completed by January 7, 2008 and shipped to SGS Mongolia for initial analysis prior to shipment to SGS Group Toronto, Canada for multi-element analysis.

A sample profile of the radiometric down-hole survey of EDH-0701 (both full scale and detail sections of the hole) from the North Block of the property is available for viewing on the company’s website. The remaining down-hole probe surveys are being analyzed for interpretation of the program.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.